Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES
ADDITIONAL AUTHORIZATION UNDER SHARE REPURCHASE PROGRAM,
INCREASED QUARTERLY CASH DIVIDEND AND
VOTING RESULTS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 8, 2014) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has authorized an additional $100.0 million under its existing share repurchase program for the purchase of the Company's common stock in the open market at prevailing market prices or in privately negotiated transactions.

The Company also announced that the Board has declared a quarterly cash dividend of $0.22 per share, a 16% increase over the previous quarterly dividend amount of $0.19 per share. The dividend is payable on June 4, 2014 to stockholders of record on May 21, 2014. As of May 7, 2014 there were 44,929,193 shares of common stock outstanding.

At POOLCORP's annual meeting of stockholders on May 7, 2014, Wilson B. Sexton, Chairman of the Board, noted that the stockholders elected Andrew W. Code, James J. Gaffney, George T. Haymaker, Jr., Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and himself to serve as directors for the ensuing year. Stockholders also ratified the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2014 and approved, on an advisory, non-binding basis, the compensation of our named executive officers (the say-on-pay vote).

“I am certain I speak for my fellow board members in saying that we are privileged to be afforded the opportunity to represent shareholders’ interests for another year. Pool Corporation and its shareholders can be assured that we look forward to conscientiously fulfilling the role entrusted to all of us”, said Mr. Sexton.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 325 sales centers in North America, Europe and South America through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com